UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC  20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report (Date of earliest event reported) January 10, 2006


                          EPOLIN, INC.
     (Exact name of registrant as specified in its charter)

                 Commission file number 0-28887


New Jersey                                             22-2547226
(State or other jurisdiction                      I.R.S. Employer
of incorporation)                             Identification No.)

358-364 Adams Street
Newark, New Jersey                                          07105
(Address of principal                                  (Zip Code)
executive offices)


Registrant's telephone number, including area code: (973) 465-9495

                         Not applicable
  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 )

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Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (b) On January 10, 2006, Murray S. Cohen, Ph.D., submitted his resignation as Chief Executive Officer of Epolin, Inc. (the "Company"). Dr. Cohen will remain as Chairman of the Board of the Company and will assume the duties of Chief Scientist. Dr. Cohen, age 80, has been Chief Executive Officer since June 1984.

     (c) On January 10, 2006, Greg Amato was elected as Chief Executive Officer of the Company, effective immediately. Mr. Amato, age 49, has been employed by the Company since November 2004 and has been Vice President of Sales and Marketing since January 2005. From 1993 to 2004, Mr. Amato was with Elementis, PLC and certain of its subsidiaries, divisions and predecessors, which company is a specialty chemical manufacturer. During such period, Mr. Amato was Vice President, Specialty Markets of Elementis Specialties, Inc., located in Hightstown, New Jersey from 2000 to 2004; President and CEO of Elementis Performance Polymers, located of Belleville, New Jersey from 1998 to 2000; and from 1993 to 1998, Sales Manager of Rheox, which was acquired by Elementis in 1998.

      There are no family relationships between Mr. Amato and any of the other executive officers or directors of the Company. There have been no transactions during the Company's last two fiscal years, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Amato had, or will have, a direct or indirect material interest, except with respect to Mr. Amato's employment agreement described below.

      Effective as of November 1, 2004, the Company entered into an employment agreement with Greg Amato pursuant to which Mr. Amato agreed to be employed as Director of Sales and Marketing and perform such other duties as shall be assigned to Mr. Amato by the Company from time to time. Such agreement provided that Mr. Amato would be employed "at-will" and that such employment can be terminated by either party at any time without reason or cause provided at least six months prior written notice is given. The employment agreement also provides that Mr. Amato would receive bonus compensation for 2004 based upon a formula and would be entitled to receive, following the fiscal year ending February 28, 2006, bonus compensation equal to 10% of the increase in the Company's net income for the fiscal year ending February 28, 2006 compared to February 28, 2005. For subsequent fiscal years, Mr. Amato shall be entitled to receive annual cash bonuses as the Compensation Committee shall determine with performance objectives determined prior to the start of the applicable year. Pursuant to the employment agreement, the Company also agreed to grant Mr. Amato an option to purchase
100,000 shares of Common Stock of the Company at an exercise price equal to the fair market value of the Company's Common Stock on November 1, 2004 which option shall be exercisable only after the completion of Mr. Amato's second year of employment under his employment agreement. In addition, pursuant to the employment agreement, the Company agreed to grant to Mr. Amato, one year from the date of his employment agreement provided he is then employed by the Company, 100,000 shares of restricted Common Stock of the Company.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

List   below  the  financial  statements,  pro  forma   financial
information and exhibits, if any, filed as part of this report.

Exhibits:

     99.1 Press release dated January 13, 2006

                           SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              EPOLIN, INC.
                               (Registrant)




Dated: January 13, 2006      By:  /s/ James  Ivchenko
                             Name:    James Ivchenko
                             Title:   President